As filed with the Securities and Exchange Commission on
                          June 3, 1998.

                                        Registration No. 333-_______
__________________________________________________________________
__________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
                   __________________________
                           FORM S-3
                     REGISTRATION STATEMENT
                            Under
                   THE SECURITIES ACT OF 1933
                     ______________________
                        LCA-VISION INC.
      (Exact name of registrant as specified in its charter)
         Delaware                                      11-288328
(State or other       7840 Montgomery Road        (I.R.S. Employer
jurisdiction of       Cincinnati, Ohio 45236     Identification No.)
incorporation or         (513) 792-9292
organization)

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                        ________________
                        Stephen N. Joffe
                         LCA-Vision Inc.
                      7840 Montgomery Road
                     Cincinnati, Ohio 45236
                         (513) 792-9292
                      Fax:  (513) 792-5620

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                        _________________
                            Copy to:
                    Charles F. Hertlein, Jr.
                      Dinsmore & Shohl LLP
                       1900 Chemed Center
                     255 East Fifth Street
                    Cincinnati, Ohio  45202
                         (513) 977-8315
                     Fax:  (513) 977-8141

   Approximate date of commencement of proposed sale to the public; As soon as practicable after this Registration Statement becomes effective.
                         _________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _____


                  CALCULATION OF REGISTRATION FEE

                                            Proposed
Title of                     Proposed       Maximum
Each Class of                Maximum        Aggregate
Securities to  Amount to be  Offering Price Offering  Amount of
be Registered  Registered(1) Per Share       Price      Registration
_____________  _____________ _________      ________  ____________

Common Stock,   7,560,000    $3.4695(2)   $26,229,420 $7,948.31
$.001 par
value


(1) Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2) Estimated pursuant to Rule 457(g) solely for the purpose of calculating the amount of the registration fee.
                        _______________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
__________________________________________________________________
__________________________________________________________________

PROSPECTUS

                         7,560,000 Shares

                          LCA-VISION INC.

                           Common Stock
                         _______________

     Certain selling shareholders (the "Selling Shareholders") are offering for sale pursuant to this Prospectus up to 7,560,000 shares (the "Shares") of the common stock, $.001 par value ("Common Stock") of LCA-Vision Inc. (the "Company"). All but one of the Selling Shareholders are eligible to receive their shares of Common Stock registered hereby by converting shares of the Company's 6% Series B-1 Convertible Preferred Stock ("Series B-1 Stock") or, upon certain conditons, upon exercise of such Selling Shareholders' option to purchase shares of the Company's 6% Series B-2 Convertible Preferred Stock ("Series B-2 Stock"), by converting shares of Series B-2 Stock, pursuant to a Convertible Preferred Stock Purchase Agreement between the Company and certain Selling Shareholders, dated May 8, 1998 ("Purchase Agreement"). The remaining Selling Shareholder received its shares of Common Stock in connection with certain investment banking services provided to the Company. See "Recent Developments" and "Selling Shareholders."

     The Shares may be sold without limitation from time to time by the Selling Shareholders (or their pledgees or donees) in one or more transactions (which may include block transactions in the Nasdaq SmallCap Market), in negotiated transactions or otherwise, at prices then prevailing or at negotiated prices. The Selling Shareholders may effect such transactions without limitation by selling Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. See "Plan of Distribution." Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Commissions or discounts which may be received by brokers or dealers are not expected to exceed those customary in the type of transactions involved. The Selling Shareholders and any persons who act as broker-dealers in connection with the sale of the Shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them, and any profit on the resale of the Shares as principal, may under certain circumstances be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

     All expenses of registration of the Shares under the Securities Act and applicable state laws will be borne by the Company. Any commission expenses and brokerage fees, the fees of counsel to the Selling Shareholders and any applicable taxes are payable individually by the Selling Shareholders.

     The Common Stock is traded on the over-the-counter and quoted on the Nasdaq SmallCap Market under the symbol "LCAV". On May 29, 1998, the closing price of the Common Stock on the Nasdaq SmallCap Market was $3.4695 per share.
                            __________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ____________

     The date of this Prospectus is June 3, 1998


                   AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, NW, Washington, D.C. and at the Commission's regional offices at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and Two World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet website at http://www.sec.gov from which copies of documents electronically filed with the Commission may also be obtained. The Company Common Stock trades on the Nasdaq SmallCap Market, and reports and other information regarding the Company can be inspected at such market.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits incorporated therein by reference or filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference: (i) Annual Report on Form 10-KSB for the year ended December 31, 1997; (ii) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998; and
(iii) Proxy Statement dated April 21, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered upon written or oral request of such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for copies should be directed to Larry P. Rapp, Chief Financial Officer, LCA-Vision Inc., 7840 Montgomery Road, Cincinnati, Ohio 45236, telephone (513) 792-9292.


                     TABLE OF CONTENTS

AVAILABLE INFORMATION                               ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE     ii

FORWARD-LOOKING STATEMENTS                         iii

THE COMPANY                                          1

RISK FACTORS                                         1

RECENT DEVELOPMENTS                                  5

SELLING SHAREHOLDERS                                 6

PLAN OF DISTRIBUTION                                 7

DESCRIPTION OF SECURITIES                            7

SHARES OF COMPANY COMMON STOCK ELIGIBLE FOR
  FUTURE SALE; POTENTIAL FOR DILUTION                8

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS    9

LEGAL MATTERS                                        9

EXPERTS                                              9

     No person is authorized to give any information or make any representations other than those contained or incorporated by reference in this Prospectus, in connection with the offering referred to herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities registered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                  FORWARD-LOOKING STATEMENTS

     This Prospectus contains "forward-looking statements" that include statements regarding the intent, belief or current expectations of the Company, its directors or its executive officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations; (ii) the Company's business and growth potential; (iii) various risk factors; and (iv) pro forma financial data. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors that could cause such differences are identified under "Risk Factors" below.

                        THE COMPANY

     LCA-Vision Inc. (the "Company") is a leading developer and operator of free-standing laser refractive eye surgery centers in the U.S. The Company's centers (the "Centers") offer laser refractive eye surgery procedures for treatment of nearsightedness and other eye conditions. They include photorefractive keratectomy ("PRK") and laser in situ keratomileusis ("LASIK") (PRK and LASIK are referred to collectively as "Laser Refractive Surgery").

                        RISK FACTORS

     The following factors, any of which could have a material adverse effect on the Company, should be carefully considered in evaluating the Company and its business:

Limited Operating History and Losses from Operations; Uncertainty of Future Profitability

     In October 1995, the United States Food and Drug Administration (the "FDA") first approved the use of the excimer laser for treatment of nearsightedness in the U.S. Consequently, neither the Company nor any other entity has more than approximately two and a half years' experience in the operation and management of Laser Refractive Surgery centers or in the marketing of Laser Refractive Surgery procedures to the general public in the U.S. The Company first opened Laser Refractive Surgery Centers in the U.S. in 1996, and since that time, the Company's Laser Refractive Surgery operations have not been profitable. There can be no assurance that recent capital infusions, acquisitions, related management changes or the market for the Company's services will cause the Company to become profitable overall, or that, if achieved, profitability will be sustained. To the extent the Company cannot achieve profitable operations of its Centers, the Company could fail to timely meet its obligations when they come due. In such event, if the Company's creditors sought to satisfy amounts owed them, these actions could have a material adverse effect on the Company's business, financial condition and results of operations.

Uncertainty of Market Acceptance

     The commercial market for Laser Refractive Surgery in the United States is relatively new, and there can be no assurance that the populations, in the various geographical sites where the Company operates or may in the future operate Laser Refractive Surgery Centers, will choose to undergo such procedures in sufficient quantities to ensure the profitability or long-term viability of the Company. The cost of the procedures, effectiveness of conventional eye correction methods such as eyeglasses and contact lenses, general resistance to surgery, availability of other surgical techniques, the relatively short history of Laser Refractive Surgery in the U.S. and any possible unknown long-term side effects, the resistance by the general population to accept laser ophthalmic procedures and a low level of third-party payor reimbursement for elective Laser Refractive Surgery may all contribute to Laser Refractive Surgery not achieving broad market acceptance which would have a material adverse effect on the Company's business, financial condition and results of operations.

 Control

     Summit Technology, Inc. ("Summit") and Stephen N. Joffe, M.D. beneficially own, or control in the aggregate, 23,688,691 shares of Company Common Stock representing approximately 64.223% of such shares, (prior to conversion of the Series B-1 Stock and, if issued, Series B-2 Stock described below; see "Recent Developments - Placement of Series B-1 and B-2 Stock"). Such holdings include 8,527,358 shares owned outright by Stephen N. Joffe, M.D., the President and a director of the Company, and an additional 7,922,377 shares of which Stephen N. Joffe, M.D. could be deemed to have beneficial ownership. Pursuant to a Shareholders' Agreement, dated August 18, 1997 Summit and Dr. Joffe (and certain family members) placed certain individuals on the Board and agreed in the future to vote for certain designated nominees as directors of the Company and to a procedure for selecting alternate nominees if any of the designated nominees are unable or unwilling to serve as director.

Potential Volatility of Stock Price

     The market price of the Company Common Stock historically has been subject to substantial price volatility. Such volatility may recur in the future due to overall market conditions or business-specific factors such as the Company's ability to effectively penetrate the market, new technological innovations and products, changes in government regulations, public concerns with regard to safety and efficacy of various medical procedures, the issuance of new or changed stock market analyst reports and recommendations, the Company's ability to meet analysts' projections, fluctuations in the Company's financial results or other unforeseen factors. In addition, the Company Common Stock could experience extreme fluctuations in market price that are wholly unrelated to the operating performance of the Company.

Shares Eligible for Future Sale

     The Company previously registered 9,901,218 shares of Company Common Stock for distribution by Summit to its shareholders and for their resale of such shares, and for resales by certain other individuals who received such shares in connection with the Company's August 18, 1997 acquisition of all of the issued and outstanding shares of common stock of Summit's subsidiary, Refractive Centers International, Inc. In addition, Summit and the Company have entered into a Registration Rights Agreement pursuant to which Summit has the right, to demand that the Company register under the Securities Act of 1933 the remaining 7,164,361 shares of Company Common Stock owned by Summit, to enable Summit to sell such shares on any date after May 17, 1998. To date, Summit has not yet demanded such registration. However, should Summit require such registration, its sale of all or part of these shares, and the timing and amount of such sale(s), may negatively affect the trading price of the Company Common Stock. Further, the Company previously registered 19,145,798 shares of Company Common Stock for resale by Stephen N. Joffe, M.D., his wife, Sandra F.W. Joffe, and his son, Craig P.R. Joffe (such three family members collectively, the "Major Shareholders"). There is no restriction on the timing of the disposition, or the amount of sales, of these shares. Consequently, sales of Company Common Stock by Summit and the Major Shareholders may have a similar negative effect.

Potential Side Effects and Long-Term Results of Laser Refractive
Surgery

     Concerns with respect to the safety and efficacy of the performance of refractive procedures with excimer lasers include predictability and stability of results and potential complications or side effects including the following: post-operative pain; corneal haze during healing (an increase in light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decrease in contrast sensitivity (diminished vision in low light); temporary increases in intraocular pressure in reaction to post-procedure medication; modest fluctuations in astigmatism and modest decreases in best corrected vision (i.e. with eyeglasses); loss of fixation during the procedure; unintended over- or under-corrections; instability, reversion or regression of effect; corneal scars (blemishing marks left on the cornea); corneal ulcers (inflammatory lesions resulting in loss of corneal tissue); and corneal healing disorders (compromised or weakened immune system or connective tissue disease which causes poor healing). There can be no assurance that additional complications will not hereafter be identified which may materially and adversely affect the safety and efficacy of excimer laser systems for performing refractive procedures, which may negatively affect the FDA approval of the excimer laser, the market acceptance of such procedures and/or lead to product liability or other claims against the Company.

Technological Change

     Newer technologies, techniques or products for the treatment of refractive vision disorders could be developed with better performance than the excimer lasers used by the Company. The availability of new and better ophthalmic laser technology or other surgical or non-surgical methods for correcting refractive vision disorders could have a materially adverse impact on the business of the Company's Laser Refractive Surgery centers that utilize the excimer laser. If the Company wishes to utilize such new ophthalmic laser or other technology in its Laser Refractive Surgery centers, the Company may not have access to sufficient funds to make the capital expenditures required to acquire such technology.

Dependence on Key Personnel

     The departure of any of the members of senior management, especially Stephen N. Joffe, M.D., could materially adversely affect the Company's ability to meet its strategic and financial objectives. None of the Company's employees has an employment contract.

Competition

     Laser Refractive Surgery competes with other surgical and non-surgical treatments for refractive disorders, including eyeglasses, contact lenses, other types of refractive surgery (such as radial keratotomy) and other technologies currently under development. Among providers of Laser Refractive Surgery, competition will come from entities similar to the Company and from hospitals, hospital-affiliated group entities, physician group practices and private ophthalmologists that, in order to offer Laser Refractive Surgery to patients, purchase or rent excimer lasers. Suppliers of conventional vision correction alternatives (eyeglasses and contact lenses), such as optometry chains, also may compete with the Company by purchasing laser systems and offering Laser Refractive Surgery to their customers. There can be no assurance that the Company's management, operation and marketing plans are or will be successful in meeting this variety of competition. If more providers offer Laser Refractive Surgery in a given geographic market, the price the Company can charge for procedures may decrease. There can be no assurance that any reduction in per procedure fees that may result from increased competition will be compensated for by an increase in procedure volume. Further, there can be no assurance that the Company's competitors' access to capital and/or financing will not give these competitors an advantage against the Company.

Reliance on Suppliers of Laser Equipment

     The Company is not directly involved in the research, development or manufacture of ophthalmic laser systems, and is dependent on unrelated manufacturers for its supply of ophthalmic lasers. There are two companies, Summit and VISX, Inc. ("VISX") whose excimer laser systems have been approved by the FDA for commercial sale in the U.S. If Summit and/or VISX were for any reason to discontinue commercial sale of ophthalmic lasers in the U.S., the Company would be limited in its ability to operate new and existing Laser Refractive Surgery centers.

Government Regulation

     The Company and its operations are subject to extensive federal, state and local laws, rules and regulations affecting the health care industry and the delivery of heath care. These include laws and regulations, which vary significantly from state to state, prohibiting the practice of medicine and optometry by persons not licensed to practice medicine and optometry, prohibiting unlawful rebates and division of fees, and limiting the manner in which prospective patients may be solicited. Further, contractual arrangements with hospitals, surgery centers, ophthalmologists and optometrists, among others, are extensively regulated by state and federal law. See "Risk Factors - Dependence on Health Care Providers."

     Failure to comply with applicable FDA requirements could subject excimer laser manufacturers and the Company to enforcement action, including product seizures, recalls, withdrawal of approvals and civil and criminal penalties, any one or more of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, clearances or approvals could be withdrawn in appropriate circumstances. Failure of the Company or its principal suppliers to comply with regulatory requirements, or any adverse regulatory action, could result in a limitation on or prohibition of the Company's use of excimer lasers which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. Discovery of problems, violations of current laws or future legislative or administrative action in the United States or elsewhere may adversely affect the manufacturers' ability to obtain regulatory approval of laser equipment. Furthermore, the failure of VISX, Summit or any other manufacturers that supply or may supply excimer lasers to the Company to comply with applicable federal, state, or foreign regulatory requirements, or any adverse regulatory action against such manufacturers, could limit the supply of lasers or limit the ability of the Company to use the lasers.

Litigation

     The Company is involved in certain litigation arising out of closure of its Manhattan center. The plaintiff has alleged breaches of various agreements, as well as fraud and the usurpation of a business opportunity, and has demanded not less than $4.5 million of compensatory damages and not less than $2 million of punitive damages and certain equitable remedies. The Company believes the plaintiff's claims are without merit and intends to vigorously defend this suit.

     Also, the Company's wholly-owned subsidiary Toronto Laservision Centre (1992) Inc. is a named party in a claim filed March 27, 1997 in the Ontario Court (General Division). The plaintiff is seeking CN $5 million plus attorney fees for damages to her right eye resulting from a LASIK procedure performed in March 1996. The Company has filed a Statement of Defense and a Third Party Claim against the manufacturer or distributor of the LASIK machinery utilized during the procedure. The Company intends to vigorously defend this suit.

     The Company is also a defendant, or has been threatened with litigation, in various situations arising out of its closure in 1997 of a number of unprofitable centers and its reduction in the number of employees. The Company considers these matters to be routine to its business and, to date, not material. There can be no assurance, however, that one or more of these matters will not become material in the future.

Good Relations with Physicians

     The Company relies on good relationships with physicians who perform Laser Refractive Surgery procedures at its Centers. The inability of the Company to continue its relationships with these physicians, or to find comparable replacements in the event of a termination of any significant number of such relationships, could have a material adverse effect on the Company's business, financial condition and results of operation.

Legislative Change for the Health Care Industry

     Numerous legislative proposals have been introduced in Congress and in various state legislatures over the past several years that would, if enacted, effect major reforms of the U.S. health care system. The Company cannot predict whether any of these proposals will be adopted and, if adopted, what impact such legislation would have on the Company's business.

Potential Liability and Insurance

     While the Company has secured medical malpractice insurance and requires physicians using its facilities to provide evidence of insurance, there can be no assurance that the amounts of such coverage will be sufficient to satisfy claims against the Company or that liability insurance will continue to be available to the Company or practitioners performing procedures at the Company's Laser Refractive Surgery centers. Performance of Laser Refractive Surgery procedures could expose the Company to claims of negligence, malpractice or other forms of liability. Further, use of laser systems in the Company's Laser Refractive Surgery centers may give rise to claims against the Company resulting from laser-related injury. While the Company believes that any claims alleging defects in the laser systems it purchases from its suppliers would be covered by such suppliers' product liability insurance there can be no assurance that the Company's laser suppliers will continue to carry product liability insurance or that any such insurance will be adequate to protect the Company.

Renewal of Contracts

     There can be no assurance that any of the Company's contracts for the management of multi-specialty surgery programs that expire in the future will be renewed or, if they are renewed, that the terms will be as favorable to the Company as the existing contracts. The Company no longer actively seeks contracts for this declining line of business.

Corporate Practice of Medicine and Optometry

     Certain states including New York and California prohibit the Company from practicing medicine, employing physicians to practice medicine on the Company's behalf or employing optometrists to render optometry services on the Company's behalf. Since the Company does not intend to practice medicine or optometry, its activities will be limited to establishing Laser Refractive Surgery centers and other affiliations with health care providers at which professionals may render eye care services, including Laser Refractive Surgery. Accordingly, the success of the Company's operations as an eye care provider in such states depends upon its ability to enter into agreements with health care providers, including institutions, independent physicians and optometrists, to render surgical and other professional services at facilities owned or managed by the Company. There can be no assurance that the Company will be able to enter into such agreements with health care providers on satisfactory terms or that such agreements will be profitable to the Company. See "Risk Factors - Government Regulation."

                      RECENT DEVELOPMENTS

     The following is a description of certain recent developments that occurred after the filing of the Company's most recent annual report on Form 10-KSB filed with the Securities and Exchange Commission, which is incorporated by reference in this Prospectus, and should be read in conjunction with such incorporated filing.

Placement of Series B-1 and B-2 Stock

     All but one of the Selling Shareholders purchased a total of 10,000 shares of Series B-1 Stock for an aggregate purchase price of $10,000,000. Pursuant to the Purchase Agreement, the Selling Shareholders also have the option to purchase an additional 5,000 shares of Series B-2 Stock for an aggregate purchase price of $5,000,000, which option may be exercised between November 11, 1998 and May 11, 1999 upon the election by holders of a majority of shares of the Series B-1 Stock and upon the occurrence of certain conditions. The rights, preferences and privileges of Series B-1 Stock are governed by a Certificate of Designation, filed on May 7, 1998 (as corrected on May 11, 1998 and May 12, 1998) by the Company with the Delaware Secretary of State. In the event the Selling Shareholders which purchased Series B-1 Stock exercise their option to purchase Series B-2 Stock, the rights, preferences and privileges of Series B-2 Stock will be governed by a separate Certificate of Designation to be filed with the Delaware Secretary of State. The Series B-2 Certificate of Designation will be identical in all respects to the Series B-1 Certificate of Designation, as corrected, except as to the original issuance date which affects conversion pricing as described below.

     Each share of Series B-1 Stock is convertible into that number of shares of Common Stock of the Company determined by multiplying such share by $1,000 (plus the amount of any accrued but unpaid dividends other than dividends of Common Stock) and dividing the result by a conversion price equal to the lesser of (i) 125% of the closing bid price on the trading day preceding original issuance of such shares of Series B-1 Stock, or (ii) the average of the lowest closing bid prices on any four of the 22 trading days immediately preceding conversion of such shares of Series B-1 Stock, subject to adjustment as described in the Certificate of Designation for Series B-1 Stock. The Company expects that if the Selling Shareholders owning shares of Series B-1 Stock exercise their option to purchase up to 5,000 shares of Series B-2 Stock, the Company will file a Certificate of Designation for the Series B-2 Stock which shall establish respective rights, preferences and privileges for Series B-2 Stock identical to the Series B-1 Stock, with equal priority with regard to dividends, liquidation, voting rights and any other preferential rights of the Series B-2 Stock, except that the price of conversion for Series B-2 Stock shall be determined by reference to the issue date of the Series B-2 Stock. However, pursuant to the Purchase Agreement, each Selling Shareholder owning Series B-1 Stock has agreed to restrict its ability to convert shares of Series B-1 Stock and Series B-2 Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion.

     The maximum number of Shares offered hereby was determined in accordance with the Company's estimate of the maximum number of shares of Common Stock into which the Series B-1 Stock and Series B-2 Stock, collectively, may be converted based on events which the Company believes are reasonably foreseeable, assuming conversion of all outstanding Series B-1 Stock and all potentially outstanding Series B-2 Stock. The actual number of shares of Common Stock into which the Series B-1 Stock and Series B-2 Stock may be converted could be more or less than the maximum number of Shares offered hereby.

Donaldson, Lufkin & Jenrette Securities Corporation Shares

     On May 4, 1998, the Company issued 200,000 shares of its common stock to the remaining Selling Shareholder, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as compensation for certain investment banking services related to the acquisition of Refractive Centers International, Inc.

Certain Transactions

     The Company's President, Stephen N. Joffe, is the owner of The LCA Center for Surgery (the "Surgery Center"), which leases one floor of the Company's headquarters building in Cincinnati, Ohio.
     The Surgery Center was the owner of extensive leasehold improvements to the leased space, with a cost basis of approximately $1,080,500. In May 1998, the Company acquired ownership of the leasehold improvements in exchange for its assumption of outstanding bank debt (and accrued interest) of the Surgery Center in the approximate total amount of $966,352.

Banking Relationship

     Effective May 22, 1998 the Company's principal lender reduced the interest rate on the Company's $8 million line of credit to 1/2% above the lender's prime rate and no longer requires the Company to maintain cash collateral of $4.8 million. In addition, the Company prepaid, without penalty, its term loan with the same lender due September 30, 1998. The payment including accrued interest approximated $2,935,395. The Company is currently negotiating financing and banking arrangements with another banking institution and expects to have these in place by June 30, 1998.

                      SELLING SHAREHOLDERS

     The following table sets forth information as of May 21, 1998, with respect to beneficial ownership of Common Stock by the Selling Shareholders and has been provided to the Company by the Selling
Shareholders:

                 Shares        Shares     Shares
Name of          Beneficially  to be      Beneficially
Selling          Owned Prior   Sold in    Owned After
Shareholder(1)   to Offering   Offering   the Offering(4)
-----------      -----------   --------   ------------
Brown Simpson      64,000(2)    184,000(3)      0
Strategic Growth
Fund, LP

Brown Simpson     192,000(2)    552,000(3)      0
Strategic Growth
Fund, Ltd.

Southbrook        768,000(2)  2,208,000(3)      0
International
Investments, Ltd.

Proprietary       896,000(2)  2,576,000(3)      0
Convertible
Investment Group,
Inc.

Westover          211,200(2)    607,200(3)      0
Investments, LP

Montrose          428,800(2)  1,232,800(3)      0
Investments Ltd.

Donaldson,        200,000       200,000         0
Lufkin &
Jenrette
Securities
Corporation

_________________

     (1) Persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable.

     (2) Includes shares of Common Stock issuable upon conversion of the shares of the Series B-1 Stock at an assumed conversion price of $3.90625. Because the number of shares of Common Stock issuable upon conversion of the Series B-1 Stock and as payment of dividends thereon is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments, and consequently the number of shares of Common Stock that will be beneficially owned by each Selling Shareholder, will fluctuate daily and cannot be determined at this time. Each Selling Shareholder has, however, contractually agreed to restrict its ability to convert shares of the Series B-1 Stock and Series B-2 Stock (and receive shares of Common Stock in payment of dividends thereon) on the extent that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion.

     (3) The number of shares of Common Stock issuable upon conversion of the Series B-1 Stock and the Series B-2 Stock and as payment of dividends thereon is dependent in part upon the market price of the Common Stock prior to a conversion. Therefore, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. However, the Company has contractually agreed to include herein 7,360,000 shares of Common Stock issuable upon conversion of the Series B-1 Stock and the Series B-2 Stock and as payment of dividends thereon, and the number of shares indicated represents a pro rata allocation of such shares among the Selling Shareholders owning Series B-1 Stock.

        (4)     Assumes sale of all shares offered hereby.

                   PLAN OF DISTRIBUTION

     The Selling Shareholders may, from time to time, sell all or a portion of their shares of Common Stock on the Nasdaq SmallCap Market in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Shares of Common Stock may be sold by the Selling Shareholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, or (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares of Common Stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholders, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell such shares of Common Stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares of Common Stock commissions as described above. The Selling Shareholders may also sell shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver shares of Common Stock in connection therewith or in settlement of securities loans. If the Selling Shareholders engage in such transactions, the conversion price with respect to Series B-1 Stock or Series B-2 Stock may be affected. From time to time the Selling Shareholders may pledge their shares of Common Stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged shares of Common Stock from time to time.


                   DESCRIPTION OF SECURITIES

     The Amended and Restated Certificate of Incorporation of the Company authorizes 110,000,000 shares of common stock, $.001 par value ("Company Common Stock"), 1,688 shares of Class A Preferred Stock, .001 par value (Class A Preferred Stock), and 5,000,000 shares of Class B Preferred Stock, $.001 par value. The holders of shares of Company Common Stock and Class A Preferred Stock have one vote per share. Neither the Company Common Stock nor the Class A Preferred Stock has any conversion rights. The closing price of the Company Common Stock on the Nasdaq SmallCap Market at May 29, 1998 was $3.4695 per share. The holders of shares of Company Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor. The Company does not anticipate declaring or paying any cash dividends for the foreseeable future.

     There are currently 1,688 shares of Class A Preferred Stock issued and outstanding. The holders of shares of Class A Preferred Stock have one vote per share. The Class A Preferred Stock does not have any conversion rights.

     The Company has issued an aggregate of 12.6 shares of two Series of Interim Class B Preferred Stock. Each of the 12.6 shares of the Company's Interim Series Class B Preferred Stock and Second Interim Series Class B Preferred Stock is convertible into the number of fully paid and nonassessable shares of the Company Common Stock that results from dividing $3.50 into the sum of $200,000 plus all accrued but unpaid dividends on each such share at the time of conversion.

     The Company's Amended and Restated Certificate of Incorporation provides (i) holders of each Series of Interim Class B Preferred Stock with a liquidation preference payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Company of $200,000.00 per share, plus all accrued and unpaid dividends to be paid prior to any distributions to the holders of Class A Preferred Stock or Company Common Stock, and (ii) holders of Class A Preferred Stock with a liquidation preference payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Company of $40.00 per share, plus all accrued and unpaid dividends to be paid prior to any distributions to the holders of Company Common Stock. Subject to such preferential rights, the holders of Company Common Stock are entitled to receive, ratably, all the remaining assets of the Company.

     None of the Class A Preferred Stock, either Series of Interim Class B Preferred Stock, or Company Common Stock has preemptive or cumulative voting rights, is redeemable, or is liable for assessments or further calls.

     On May 7, 1998, the Company filed a Certificate of Designation (as corrected on May 11, 1998 and May 12, 1998) with the Delaware Secretary of State governing the rights, preferences and privileges of Series B-1 Stock. The Company has issued 10,000 shares of Series B-1 Stock. The holders of Series B-1 Stock have no voting rights. Each share of Series B-1 Stock is convertible into that number of shares of Common Stock of the Company determined by multiplying such share by $1,000 (plus the amount of any accrued but unpaid dividends other than dividends of Common Stock) and dividing the result by a conversion price equal to the lesser of (i) 125% of the closing bid price on the trading day preceding issuance of such shares of Series B-1 Stock, or (ii) the average of the lowest closing bid prices on any four of the 22 trading days immediately preceding conversion of such shares of Series B-1 Stock, subject to adjustment as described in the Certificate of Designation for Series B-1 Stock. The Company expects that if the Selling Shareholders owning shares of Series B-1 Stock exercise their option to purchase up to 5,000 shares of Series B-2 Stock, the Company will file a Certificate of Designation for the Series B-2 Stock which shall establish respective rights, preferences and privileges for the Series B-2 Stock identical to the Series B-1 Stock, with equal priority with regard to dividends, liquidation, voting rights and any other preferential rights of the Series B-2 Stock, except that the price of conversion for Series B-2 Stock shall be determined by reference to the issue date of the Series B-2 Stock. However, pursuant to the Purchase Agreement, each Selling Shareholder has agreed to restrict its ability to convert shares of Series B-1 Stock and Series B-2 Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion. See "Recent Developments."

     Shares of Series B-1 Stock are subject to mandatory redemption in certain circumstances specified in the Certificate of Designation for Series B-1 Stock, including among other things, the failure to maintain effectiveness of the Registration Statement of which this Prospectus is a part, failure of the Company Common Stock to be trade on The Nasdaq Stock Market, failure to deliver certificates for shares of Company Common Stock upon conversion of Series B-1 Stock, or failure to have reserved a sufficient number of shares of Company Common Stock upon conversion of Series B-1 Stock.

     SHARES OF COMPANY COMMON STOCK ELIGIBLE FOR FUTURE SALE;
                   POTENTIAL FOR DILUTION


     The Company may issue significant amounts of Company Common Stock as a result of the exercise of options or the conversion of Preferred Stock, which may result in dilution of outstanding shares of Common Stock. Further, as described above, the Company has filed registration statements under the Securities Act of 1933 covering the possible resale of 19,145,798 shares by the Major Shareholders and 9,901,218 by Summit, and expects to file an additional registration statement covering an additional 7,164,361 shares of Company Common Stock owned by Summit. There is no restriction on the timing of the disposition, or the amount of sale, of these shares by Summit or the Major Shareholders. See "Risk Factors - Sale of Company Common Stock by Summit and Major Shareholders."

     In particular, as of March 31, 1998, options issued pursuant to the Company's 1995 Long-Term Stock Incentive Plan and the Directors' Non-Discretionary Stock Option Plan to purchase up to 2,432,750 shares of Company Common Stock exercisable over the next several years were outstanding at prices ranging from $2.25 to $8.00. The shares of Company Common Stock issuable upon exercise of the foregoing options have been registered and will be freely tradeable upon exercise.

     On December 31, 1997, the 12.6 shares of the Company's Interim Series Class B Preferred Stock issued and outstanding would have been convertible into approximately 1,293,731 shares of Company Common Stock, which number shall increase over time in accordance with the formula governing the conversion of such Preferred Stock. See "Description of Securities."



        INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     The Company's Amended Bylaws provide that each person who is made a party or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL") against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The intent of the Company's Amended Bylaws is to make indemnification for directors and officers mandatory rather than permissive. In addition, the Amended Bylaws provide that the Company may pay a director's or officer's expenses incurred in defending any such proceeding, in advance of the proceeding's final disposition, provided that the director or officer delivers to the Company an undertaking to repay all advanced amounts if it is ultimately determined that he is not entitled to be indemnified under Delaware law. To the extent that an officer or director is successful on the merits in any proceeding, Delaware law mandates indemnification for expenses, including attorneys' fees. The Company's Amended Bylaws also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company has directors and officers liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                        LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Dinsmore & Shohl LLP, Cincinnati, Ohio.

                           EXPERTS

     The consolidated balance sheets of LCA-Vision Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated statement of operations, shareholders' investment and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              PART II

          INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

     The following is an itemized statement of the expenses (all but the SEC fees are estimates) in connection with the issuance of the securities being registered hereunder. All such expenses will be borne by the Company.

          SEC registration fees             $7,948
          Legal fees and expenses           $5,000
          Accounting fees and expenses      $3,500
          Miscellaneous                     $3,552

                    Total                  $20,000


Item 15.     Indemnification of Directors and Officers

     The Company's Amended Bylaws provide that each person who is made a party or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL") against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The intent of the Company's Amended Bylaws is to make indemnification for directors and officers mandatory rather than permissive. In addition, the Amended Bylaws provide that the Company may pay a director's or officer's expenses incurred in defending any such proceeding, in advance of the proceeding's final disposition, provided that the director or officer delivers to the Company an undertaking to repay all advanced amounts if it is ultimately determined that he is not entitled to be indemnified under Delaware law. To the extent that an officer or director is successful on the merits in any proceeding, Delaware law mandates indemnification for expenses, including attorneys' fees. The Company's Amended Bylaws also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 16.     Exhibits

     Each of the following exhibits is filed or incorporated by reference in this Registration Statement.

Exhibit
Number        Description of Exhibit
-------       ----------------------
(5) and
(23.1)        Opinion and consent of Dinsmore & Shohl LLP, counsel
              to the Registrant.

(23.2)        Consent of Coopers & Lybrand LLP

(24)          Powers of Attorney (a)

________

(a) A power of attorney whereby various individuals authorize the signing of their names to any and all amendments to this Registration Statement and other documents submitted in connection therewith is contained on the first page of the signature pages following Part II of this Registration Statement.


Item 17.     Undertakings

     (a) Rule 415 Offering. The undersigned small business issuer hereby undertakes that it will:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) Reliance on Rule 430A. The undersigned small business issuer will:

             (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

           (2)     For determining any liability under the
Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on the 28th day of May, 1998.

                             LCA-VISION INC.


                    By:      /S/ Stephen N. Joffe, M.D.
                             -------------------------------------
                             Stephen N. Joffe, M.D., President and
                                     Chief Executive Officer

                          POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen N. Joffe, M.D. and Larry P. Rapp, and each of them, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, and each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                      Date
---------                       -----                      ----
/S/ Stephen N. Joffe, M.D.  President and               May 28, 1998
Stephen N. Joffe, M.D.      Chief Executive Officer
                           (Principal Executive Officer:)


/S/ Larry P. Rapp           Chief Financial Officer    May 28, 1998
Larry P. Rapp              (Principal Financial and
                            Accounting Officer)


 /S/ John C. Hassan          Director                   May 28, 1998
John C. Hassan


/S/ Stephen N. Joffe, M.D.   Director                   May 28, 1998
Stephen N. Joffe, M.D.


/S/ John H. Gutfreund        Director                   May 28, 1998
John H. Gutfreund

/s/ William O. Coleman      Director                  May 30, 1998
William O. Coleman
                       Exhibits 5 and 23.1




Charles F. Hertlein, Jr.
   (513) 977-8315


                               June 2, 1998


LCA-Vision, Inc.
7840 Montgomery Road
Cincinnati, Ohio  45236

Ladies and Gentlemen:

     This opinion is rendered for use in connection with the Registration Statement on Form S-3, prescribed pursuant to the Securities Act of 1933, to be filed by LCA-Vision, Inc. (the "Company") with the Securities and Exchange Commission on or about June 2, 1998, under which 7,560,000 shares of the Company's Common Stock, $.001 par value ("Common Stock") are to be registered.

     We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

     As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Amended Certificate of Incorporation and Amended Bylaws and the record of proceedings of the stockholders and directors of the Company.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware.

     2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, such 7,560,000 shares of Company Common Stock will be legally and validly issued and outstanding, fully-paid and nonassessable.

                             Very truly yours,

                             DINSMORE & SHOHL LLP


                             /s/ Charles F. Hertlein, Jr.

                                 Charles F. Hertlein, Jr.

                          EXHIBIT 23.3

             CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 1998, on our audits of the consolidated financial statements of LCA-Vision Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand L.L.P.
Cincinnati, Ohio
June 2, 1998